Exhibit 10.1

December 19, 2023

Brett White

Via email

Dear Brett:

This letter sets forth the terms of your continued service to Cushman & Wakefield plc (together with its subsidiaries, the “Company”) as Executive Chairman of the Board of Directors of the Company (the “Board”), effective as of January 1, 2024, pending full Board approval.

COMPENSATION1; EXPENSES

During your service on the Board as its Executive Chairman, the Company shall compensate you for your service at a rate equivalent to $480,000 per year, less appropriate withholdings and deductions, in accordance with the Company’s regular payroll practices, and pro-rated for any partial year of service. In the event you transition from Executive Chairman of the Board to non-Executive Chairman and remain on the Board, you shall be entitled to receive the following for your service as non-Executive Chairman: (a) the annual cash retainers for Board and committee service, as applicable, pro-rated for any partial year of service and a pro-rated annual equity award, in each case, in such amounts and on such terms as are provided to the non-employee directors of the Board under the Company’s director compensation program2, as in effect from time to time, (b) an additional annual cash retainer of $100,000 solely in respect of your service as non-Executive Chairman of the Board and pro-rated for any partial year of service, and (c) an additional pro-rated award of RSUs solely in respect of your service as non-Executive Chairman of the Board with a grant date value of $100,000, on terms consistent with those applicable to the annual RSU award granted to the non-employee directors of the Board under the Company’s non-employee director compensation program. Except as provided in this paragraph, you will not be eligible for any further base salary, annual bonus, severance benefits or other cash or equity incentive compensation.

In the event you transition from Executive Chairman of the Board to a non-employee director of the Board, you shall only be entitled to receive the annual cash retainers for Board and committee service, as applicable, pro-rated for any partial year of service and a pro-rated annual equity award, in each case, in such amounts and on such terms as are provided to the non-employee directors of the Board under the Company’s director compensation program, as in effect from time to time. Except as provided in this paragraph, you will not be eligible for any base salary, annual bonus, severance benefits or other cash or equity incentive compensation.

During your service to the Company, you will be reimbursed for all reasonable business expenses incurred by you in the course of performing your services to the Company, subject to the Company’s policies in effect from time to time.

EQUITY AWARDS

The equity awards described above are subject in all respects to approval by the Board and the terms and conditions of the applicable equity incentive plan and award agreement pursuant to which the awards are granted, which terms will govern and prevail. The Company reserves the right to change the terms of these awards and the applicable equity incentive plan in accordance with its terms.

STATUS; EMPLOYMENT AT-WILL

During your service on the Board as Executive Chairman, you will be considered an employee of the Company. At all times, your employment with the Company will remain at-will and may be terminated by either you or the Company at any time, with or without notice and for any or no reason (such date, the “Transition Date”). Immediately following the

[1]	Appendix 1 summarizes the compensation for service as Executive Chairman and any potential transition to non-Executive Chairman or non-employee director.
[2]

Currently, the program provides for an annual cash retainer of $100,000 for service as a member of the Board and a pro-rated annual award of restricted stock units (“RSUs”) with a grant date value of $180,000.

Transition Date, however, if you continue serving on the Board as a non-employee director (including as non-Executive Chairman), you will then be considered an independent contractor of the Company. At that time, you will be solely responsible for the payment of all applicable taxes that may result from any payments or benefits provided to you in connection with such service, and to the extent not paid by you, you will indemnify the Company for any taxes so assessed against the Company.

Upon a termination of your employment or service to the Company, you will not be entitled to any severance or termination pay or benefits (except for those certain limited benefits set forth in your 2022 and 2023 RSU agreements).

BENEFITS

During your service on the Board (whether during your period of service as Executive Chairman or otherwise), except for any vested benefits under any Company plans, you acknowledge and agree that you will not participate in general Company-provided employee benefits, including coverage under any health and welfare plan or participation in any 401(k) plan or other retirement plan, unless otherwise specifically determined by the Company or the administrator of the applicable plan or required by applicable law.

RESTRICTIVE COVENANTS

By executing this letter, you reaffirm, acknowledge and agree that regardless of any transition from Executive Chairman, the rights and obligations set forth in Section 1 of that certain Side Letter Agreement, dated as of December 31, 2021, by and among you, Cushman & Wakefield Global, Inc. and Cushman & Wakefield plc (the “Side Letter”), remain in full force and effect, and the Restrictive Covenants (as defined therein) shall continue to apply to you as provided therein. For the avoidance of doubt, the terms set forth in this paragraph supplement and are in addition to, and will not supersede, any other restrictive covenant obligation applicable to you.

No other agreements or representations with respect to the subject matter included in this letter have been made by you or the Company that are not expressly set forth in this letter, and this letter (and any document referenced herein, including the Side Letter) sets forth the entire understanding and agreement between you and the Company with respect to the subject matter included herein.

Your signature on this letter indicates your acknowledgment and acceptance of the provisions set forth above, which provisions supersede any prior discussions, arrangements, or agreements, including the Side Letter except as otherwise set forth above, between you and the Company (or any of its representatives), whether oral or written, and will be subject, in all respects, to the Company’s compensation, clawback and other relevant policies and/or plans applicable to you, as they may be in effect from time to time.

Please execute one copy of this letter and return it to me by December 29, 2023.

Regards,

/s/ Noelle Perkins
Noelle Perkins, EVP, General Counsel & Secretary
Cushman & Wakefield

Acknowledged and Accepted:

Signature:	/s/ Brett White	Date: 12.19.23
Brett White

APPENDIX I

Breakdown of Compensation Upon a Transition

Title	Cash	RSUs
Executive Chairman	$480k (pro-rated): Compensation	N/A
Non-Executive Chairman	$100k (pro-rated): Director Retainer $100k (pro-rated): Non-Exec. Chair Retainer	$180k (pro-rated): Director RSUs $100k (pro-rated): Non-Exec. Chair RSUs
Non-Employee Director	$100k (pro-rated)	$180k (pro-rated)

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